SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 8, 2003

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-32085	36-4392754
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2401 Commerce Drive, Libertyville, Illinois 60048
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (847) 680-3515

N/A
(Former name or former address, if changed since last report.)

Item 2.  Acquisition or Disposition of Assets

On August 8, 2003, Allscripts, LLC (“Allscripts”), a Delaware limited liability company and wholly-owned subsidiary of Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), completed its acquisition of substantially all the assets of RxCentric Inc., a Delaware corporation (“RxCentric”).  The acquisition was pursuant to an Asset Purchase Agreement, dated as of July 16, 2003 (as amended, the “Purchase Agreement”), among Allscripts, RxCentric and, for certain limited purposes, the Company.  RxCentric is a provider of technology-enabled sales and marketing solutions for the pharmaceutical industry, and RxCentric’s principal assets include accounts receivable, intellectual property, and customer agreements.  Allscripts intends to integrate RxCentric’s operations with its own operations and to continue RxCentric’s business.

Pursuant to the Purchase Agreement, the purchase price for the assets of RxCentric was $4,500,000 in cash and assumed liabilities, plus additional consideration of up to $1,750,000 based upon the revenues of Allscripts’ Physicians Interactive business in the twelve-month period following closing.  In addition, Allscripts assumed certain liabilities of RxCentric.  The purchase price was determined based upon arm’s-length negotiations between Allscripts and RxCentric.  Allscripts used internal funds to finance the acquisition.

In connection with the acquisition, Allscripts entered into employment agreements with each of Richard Findlay, the chief executive officer of RxCentric, and Matthew Meyer, the vice president of corporate development and legal affairs of RxCentric, and Allscripts entered into a consulting agreement with Damian Roskill, the chief operating officer of RxCentric.

A copy of the Purchase Agreement is attached as an exhibit to this report and is hereby incorporated by reference. The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement.

Item 7.  Financial Statements and Exhibits

(a)                                  Financials Statements of Business Acquired.

The Company will file the required financial statements of the business acquired by amendment on or before September 21, 2003.

(b)                                 Pro Forma Financial Information.

The Company will file the required pro forma financial information by amendment on or before September 21, 2003.

(c)                                  Exhibits.

Exhibit 2.1                                          Asset Purchase Agreement, dated as of July 16, 2003, as amended, by and between Allscripts, LLC and RxCentric Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Date: August 14, 2003	By:	/s/ William J. Davis
William J. Davis
Chief Financial Officer

Index to Exhibits

Exhibit 2.1                                          Asset Purchase Agreement, dated as of July 16, 2003, as amended, by and between Allscripts, LLC and RxCentric Inc.